                                                                      EXHIBIT 12

                               PIERCE LEAHY CORP.

             STATEMENTS OF RATIO OF EARNINGS TO FIXED CHARGES

                             (AMOUNTS IN THOUSANDS)

                                                                       FOR THE THREE
                                                                       MONTHS ENDED
                              FOR THE YEAR ENDED DECEMBER 31             MARCH 31
                          -------------------------------------------  --------------
                           1992     1993     1994     1995     1996     1996    1997
                          -------  -------  -------  -------  -------  ------  ------
EARNINGS--
Pretax earnings exclud-
 ing extraordinry
 items..................  $ 1,999  $ 2,972  $ 1,200  $ 5,347  $ 2,523  $  333  $   64
Fixed charges...........    9,639    9,850   11,303   14,321   22,894   4,240   8,352
                          -------  -------  -------  -------  -------  ------  ------
  Adjusted Earnings.....  $11,638  $12,822  $12,503  $19,668  $25,417  $4,573  $8,416
                          -------  -------  -------  -------  -------  ------  ------
FIXED CHARGES--
Interest expense........  $ 6,388  $ 6,160  $ 7,216  $ 9,622  $17,225  $2,846  $6,712
Rent expense( 1/3)......    3,251    3,690    4,087    4,699    5,669   1,394   1,640
                          -------  -------  -------  -------  -------  ------  ------
  Adjusted Fixed
   Charges..............  $ 9,639  $ 9,850  $11,303  $14,321  $22,894  $4,240  $8,352
                          -------  -------  -------  -------  -------  ------  ------
Earnings to Fixed Charge
 Ratio..................     1.21x    1.30x    1.11x    1.37x    1.11x   1.08x   1.01x
                          =======  =======  =======  =======  =======  ======  ======
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